EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Carey Institutional Properties Incorporated of our report dated March 13, 2001 relating to the financial statements and financial statement schedule, which appears in Corporate Property Associates 10 Incorporated's Annual Report to Shareholders, which is incorporated by reference to its Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
December 11, 2001